As filed with the Securities and Exchange Commission on May 31, 2002           Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

CEVA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0556376
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3120 Scott Blvd. Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 986-4300

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

(Title of Class)

Item 1.   Business.

The information required by this item is contained under the sections “Summary,” “Forward-Looking Statements,” “Risk Factors,” “Separation of DSP Cores Licensing Business from DSP Group,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” of the information statement included herewith as Exhibit 99.1 (the “Information Statement”), and such sections are incorporated herein by reference.

Item 2.                       Financial Information.

The information required by this item is contained under the sections “Summary,” “Unaudited Pro Forma Condensed Combined Financial Data of ParthusCeva,” “Selected Historical Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Information Statement; the historical financial information of Parthus Technologies plc is contained in its annual report on Form 20-F filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission (the “Commission”) on May 17, 2002, and its report on Form 6-K containing its results for the quarter ended March 31, 2002, filed under the Exchange Act with the Commission on April 17, 2002, and is incorporated herein by reference.

Item 3.                       Properties.

The information required by this item is contained under the section “Business—Facilities” of the Information Statement, and such section is incorporated herein by reference.

Item 4.                       Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section “Management—Security Ownership of Certain Beneficial Owners and Management” of the Information Statement, and such section is incorporated herein by reference.

Item 5.                       Directors and Executive Officers.

The information required by this item is contained under the section “Management—Executive Officers and Directors” of the Information Statement, and such section is incorporated herein by reference.

Item 6.                       Executive Compensation.

The information required by this item is contained under the section “Management—Executive Compensation” of the Information Statement, and such section is incorporated herein by reference.

Item 7.                       Certain Relationships and Related Transactions.

The information required by this item is contained under the sections “Separation of DSP Cores Licensing Business from DSP Group,” “Management” and “Transactions with Related Parties” of the Information Statement, and such sections are incorporated herein by reference.

II

Item 8.                       Legal Proceedings.

The information required by this item is contained under the section “Business—Legal Proceedings” of the Information Statement, and such section is incorporated herein by reference.

Item 9.                       Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections “Separation of DSP Cores Licensing Business from DSP Group,” “Dividend Policy” and “Description of Capital Stock” of the Information Statement, and such sections are incorporated herein by reference.

Item 10.                Recent Sales of Unregistered Securities.

1.  On November 22, 1999, the Registrant issued 20,000,000 shares of its common stock to DSP Group, Inc. (as adjusted to reflect stock splits and stock dividends to date) for aggregate consideration of $1,000.  The issuance was made in accordance with Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

2.  In connection with the contribution of assets by DSP Group to the Registrant, on              , 2002 the Registrant issued 1,000 shares of its common stock to DSP Group.  The issuance was made in accordance with Section 4(2) of the Securities Act.

3.  On               , 2002, the Registrant issued 2,528,196 shares of its common stock to DSP Group as consideration for the cash contribution of the sum of $40 million and cash equal to the amount by which the transaction costs of the separation and combination exceed $2 million by DSP Group to the Registrant.  The issuance was made in accordance with Section 4(2) of the Securities Act.

4.  Between November 1999 and March 31, 2002, the Registrant granted options to purchase 2,577,700 shares of its common stock at prices ranging from $5.37 to $6.53 per share to employees, directors and consultants pursuant to its 2000 Stock Incentive Plan (all numbers as adjusted to reflect stock splits and dividends prior to the date hereof).  Such grants were made in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act.

Item 11.                Description of Registrant’s Securities to be Registered.

The information required by this item is contained under the section “Description of Capital Stock” of the Information Statement, and such section is incorporated herein by reference.

Item 12.                Indemnification of Directors and Officers.

The information required by this item is contained under the section “Description of Capital Stock—Limitation of Directors’ and Officers’ Liability; Indemnification” of the Information Statement, and such section is incorporated herein by reference.

Item 13.                Financial Statements and Supplementary Data.

The information required by this item is included in the financial statements beginning on page F-1 of the Information Statement, the financial statements of Parthus contained in the annual report on Form 20-F filed by Parthus under the Exchange Act with the Commission on May 17, 2002, and its report on Form 6-K containing its results for the quarter ended March 31, 2002, filed under the Exchange Act with the Commission on April 17, 2002.  Such information is incorporated herein by reference.

III

Item 14.                Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.                Financial Statements and Exhibits.

(a)           Financial Statements

The information required by this item is contained in the financial statements beginning on page F-1 of the Information Statement and such information is incorporated herein by reference.

(b)           Exhibits

Exhibit Number	Description
2.1	Combination Agreement, dated as of April 4, 2002, among DSP Group, Inc., Ceva, Inc. and Parthus Technologies plc.*
3.1	Amended and Restated Certificate of Incorporation of the Registrant**
3.2	Amended and Restated Bylaws of the Registrant**
4.1	Specimen Common Stock Certificate**
9.1	Form of Voting Agreement*
10.1	Form of Separation Agreement among DSP Group, Inc., DSP Group, Ltd., Ceva, Inc., DSP Ceva, Inc. and Corage, Ltd.*
10.2	Form of Tax Indemnification and Allocation Agreement between DSP Group, Inc. and the Registrant*
10.3	Form of Technology Transfer Agreement between DSP Group, Inc. and the Registrant*
10.4	Form of Technology Transfer Agreement between DSP Group, Ltd. and Corage, Ltd.*
10.5	Form of Technology Transfer Agreement between DSP Ceva, Inc. and Registrant**
10.6	Form of Transition Services Agreement among DSP Group, Inc., DSP Ceva, Inc. and the Registrant**
10.7	Form of Transition Services Agreement among DSP Group, Ltd., Corage, Ltd., Nikon DSP K.K. and DSP Group Europe Sarl**
10.8	Ceva, Inc. 2000 Stock Incentive Plan**
10.9	ParthusCeva, Inc. 2002 Stock Incentive Plan**
10.10	ParthusCeva, Inc. 2002 Employee Stock Purchase Plan**
10.11	Parthus 2000 Share Option Plan (1)
10.12	Parthus’ Chicory Systems, Inc. 1999 Employee Stock Option / Stock Issuance Plan*
10.13	Form of Indemnification Agreement**
21.1	Subsidiaries of the Registrant*
99.1	ParthusCeva, Inc. Information Statement dated May 31, 2002*

* Filed herewith.

** To be filed by amendment.

(1)  Incorporated by reference to the registration statement on Form S-8 of Parthus Technologies plc, filed with the Commission on June 6, 2000.

IV

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CEVA, INC.

	By:	/s/ Yaniv Arieli
Yaniv Arieli
Treasurer and Secretary
Date: May 31, 2002

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